UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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NET 1 UEPS TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

______________________________________________________
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NET 1 UEPS TECHNOLOGIES, INC.

_________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on November 11, 2020

_________________________

To the Shareholders of Net 1 UEPS Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Shareholders of Net 1 UEPS Technologies, Inc. will be held at our principal executive offices located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 11, 2020 at 16:00 local time (9am Eastern Time), for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2. To ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2021.

3. To hold an advisory vote to approve executive compensation.

4. To hold an advisory vote regarding whether an advisory vote on executive compensation will occur every one, two or three years.

5. To transact such other business and act upon any such other matters which may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on September 25, 2020, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices during business hours for a period of ten days prior to the meeting.

Your attention is directed to our annual report for the fiscal year ended June 30, 2020, which is enclosed with this proxy statement.

Sincerely,

Jabu A. Mabuza Chairman	Alex M.R. Smith Interim Chief Executive Officer
Johannesburg, South Africa October 2, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 11, 2020. A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the internet as specified in the accompanying internet voting instructions. Shareholders registered on our South African Branch Register ("South African Shareholders") are referred to the special instructions contained on page 5 of this proxy statement.

NET 1 UEPS TECHNOLOGIES, INC.

_________________________

PROXY STATEMENT EXECUTIVE SUMMARY

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	16:00 local time (9am Eastern Time) on November 11, 2020
Place	President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa
Record Date	September 25, 2020

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

The following is a summary of proposals to be voted on at the annual meeting and the recommendation of our Board of Directors (our "Board") with respect to each such proposal. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement as well as our annual report on Form 10-K.

Proposal 1

Election of Directors

The Board has nominated seven of our current directors for re-election at the annual meeting to hold office until the 2021 annual meeting. More information about this proposal can be found on pages 6-7.

Recommendation: Our Board recommends a vote FOR each of the director nominees.

Proposal 2

Ratification of Independent Registered Public Accounting Firm

The Board is asking shareholders to ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2021. More information about this proposal can be found on page 8.

Recommendation: Our Board recommends a vote FOR the ratification of the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm.

Proposal 3

Advisory Vote to Approve Executive Compensation

The Board is providing shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under "Executive Compensation." More information about this proposal can be found on page 8.

Recommendation: Our Board recommends a vote FOR the approval of executive compensation.

Proposal 4

Advisory Vote to Recommend How Often an Advisory Vote on Executive Compensation Should Occur

The Board is providing shareholders with the opportunity to vote, on an advisory basis, whether we should hold future advisory votes to approve executive compensation every one, two or three years. More information about this proposal can be found on page 8.

Recommendation: Our Board recommends a frequency of every "ONE YEAR" for future executive compensation advisory votes.

This proxy statement was first mailed to shareholders on or about October 5, 2020.

CORPORATE GOVERNANCE

Our Board is committed to excellence in corporate governance. We believe that principled and ethical governance benefits you, our shareholders, as well as our customers, employees and communities, and we maintain a governance profile that aligns with industry-leading standards. We believe that our governance structure will have a direct impact on the strength of our business. The following table presents a brief summary of highlights of our governance profile.

Board Conduct and Oversight	Independence and Participation	Shareholder Rights

✓ Regular risk assessment

✓ Standards of ethics applied to all directors, executive officers and employees

✓ Significant time devoted to succession planning and leadership development efforts

✓ Annual evaluations of the Board and its committees

✓ Separate Chairman of the Board and Chief Executive Officer

✓ Independent Chairman

✓ Four of seven directors are independent by SEC and Nasdaq standards

✓ Executive sessions of non-employee directors are generally held at each Board and committee meeting

✓ Audit Committee, Remuneration Committee, and Nominating and Corporate Governance Committee are each made up entirely of independent directors

✓ Special meeting right for shareholders holding an aggregate of 10% of voting stock

✓ All directors annually elected; no staggered Board

✓ No "Poison Pill"

✓ No supermajority voting requirements to change organizational documents

VOTING RIGHTS AND PROCEDURES

Shareholders as of the close of business on September 25, 2020, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 57,113,925 shares of common stock outstanding on the record date.

A majority of the total number of outstanding shares of common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shareholders who are present at the annual meeting in person or by proxy and who abstain, and proxies relating to shares held by a bank or broker on your behalf (that is, in "street name"), that are not voted (referred to as "broker non-votes") will be treated as present for purposes of determining whether a quorum is present. In the event that there are not sufficient votes to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies. The inspector of election appointed for the annual meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The following describes how you may vote on each proposal and the votes required for approval of each proposal:

  Proposal No 1-Our seven director nominees will be elected by a plurality of votes. You may vote for each director nominee or withhold your vote from one or more of the nominees. Withholding a vote as to any director nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions and broker non-votes have no effect, since approval by a specific percentage of the shares present or outstanding is not required.

  Proposal No. 2-The ratification of the selection of Deloitte & Touche (South Africa) ("Deloitte") to act as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

  Proposal No. 3- The advisory vote to approve executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

  Proposal No. 4-With respect to the advisory vote on the frequency of the advisory vote on executive compensation, you may vote for a frequency of every one year, two years or three years. Shareholders will be considered to have expressed a frequency preference for the alternative that receives the most votes. Abstentions and broker non-votes will not affect the outcome of the vote.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and, if a proposal comes up for a vote at the annual meeting that is not on the proxy, according to the best judgment of the persons named in the proxy.

If you do not indicate a specific choice on a proxy that you sign and submit, your shares will be voted:

  FOR each of the director nominees;
  FOR the ratification of the selection of Deloitte as our independent registered public accounting firm;
  FOR the approval of executive compensation; and
  for ONE YEAR as the desired frequency of the advisory vote on executive compensation.

If your shares are held in "street name," and you do not instruct the bank or broker how to vote your shares on Proposals 1, 3 or 4, the bank or broker may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the bank or broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Revocability of Proxies

You may revoke your proxy at any time prior to exercise of the proxy by delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., P.O. Box 2424, Parklands 2121, South Africa, or by attending the meeting and voting in person. If you hold shares in "street name", you must contact that firm to revoke any prior voting instructions.

Internet Availability of Proxy Materials and Annual Report

A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

Market Information

Our common stock is listed on The Nasdaq Global Select Market ("Nasdaq") in the United States under the symbol "UEPS" and, via a secondary listing, on the Johannesburg Stock Exchange ("JSE"), in South Africa under the symbol "NT1." Nasdaq is our principal market for the trading of our common stock. Our transfer agent in the United States is Computershare Shareowner Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310. Our transfer agent in South Africa is Link Market Services South Africa (Pty) Ltd ("Link Market"), 13th Floor, 19 Ameshoff Street, Braamfontein, 2001, South Africa.

Special Instructions to South African Shareholders

We are required to comply with certain South African regulations related to the circulation and tabulation of proxies issued to our South African Shareholders. The proxy form marked "Net 1 UEPS Technologies, Inc. Proxy for Shareholders Registered on South African Branch Register" must be used by South African Shareholders. The South African proxy must be lodged, posted or faxed to Link Market so as to reach them by 16:00, local time, on November 6, 2020. South African Shareholders that have already dematerialized their shares through a Central Securities Depository Participant ("CSDP") or broker, other than with own-name registration, should not complete the South African proxy. Instead they should provide their CSDP or broker with their voting instructions or, alternatively, they should inform their CSDP or broker of their intention to attend the annual meeting in order for their CSDP or broker to be able to issue them with the necessary authorization to enable them to attend such meeting. South African Shareholders that hold their shares in certificated form or dematerialized own-name registration should complete the South African proxy and return it to Link Market.

Solicitation

The Board is soliciting your proxy to vote your shares at the annual meeting. We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The terms of office of each of our current directors will expire at the annual meeting. The Board has nominated for re-election seven of our current directors (see "Information Regarding the Nominees" for information on all directors), each for a one-year term. Mr. Alasdair Pein is not standing for re-election at the annual meeting. Mr. Herman Kotzé resigned from the Board on September 30, 2020, in connection with his termination of employment.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends that you vote FOR the election of each of the director nominees.

Information Regarding the Nominees

Jabu A. Mabuza 62 years old Director since 2020

Mr. Mabuza currently serves as Chairman of Sun International Limited as well as lead independent director of Multichoice Group. Mr. Mabuza was formerly the chief executive officer of Tsogo Sun Holdings and has previously chaired Eskom - Africa's largest utility, Telkom - one of South Africa's leading telecommunications companies, and the African operations of Anheuser Busch InBev. Mr Mabuza has also served as a co-convenor of the CEO Initiative with South Africa's Minister of Finance. Mr. Mabuza holds a Doctorate in Commerce (Honoris Causa) from the University of Witwatersrand and was a recipient of a Lifetime Achievement Award from Ernst & Young in their World Entrepreneur Awards.

The Board believes that Mr. Mabuza's expertise in corporate governance and broad experience as a director of several publicly-traded companies covering a broad range of industries make him a valuable member of our Board.

Alex M.R. Smith 51 years old Director since 2018

Mr. Smith has been our Chief Financial Officer, Treasurer and Secretary since March 2018 and is currently serving as our interim Chief Executive Officer until a new Chief Executive Officer is appointed. From August 2008 until February 2018, Mr. Smith served as Director and Chief Financial Officer of Allied Electronics Corporation Limited ("Altron"), a JSE-listed company. Prior to joining Altron, Mr. Smith worked in various positions at PricewaterhouseCoopers in Edinburgh, Scotland and Johannesburg from 1991 to 2005. Mr. Smith holds a Bachelor of Law (Honours) degree from the University of Edinburgh and is a member of the Institute of Chartered Accountants of Scotland.

The Board believes that Mr. Smith's financial and accounting expertise and experience with corporate transactions and capital markets make him well-suited to serve as a director.

Antony C. Ball 61 years old Director since 2020

Mr. Ball is co-founder and chairman of Value Capital Partners (Pty) Ltd ("VCP"), a South Africa-based investment firm. Prior to VCP, Mr. Ball co-founded Brait in 1990, a leading South African private equity firm, regarded as a pioneer of private equity in the region, and held various leadership positions, including Deputy Chairman and CEO, between 1998 and 2011 when he left the company. Mr. Ball led Brait's investment in Net1 in 2004, and served as a non-executive director of the Company until 2012. Mr. Ball has a B Comm (Hons) from UCT, is a CA(SA), and completed an M Phil in Management Studies from Oxford University, where he studied as a Rhodes Scholar.

The Board believes that Mr. Ball's expertise in private equity, public markets, finance, accounting and corporate governance and broad experience as an officer and director of several publicly-traded companies covering a broad range of industries make him a valuable member of our Board.

Ian Greenstreet 61 years old Director since 2020

Mr. Greenstreet is chairman and founder of Infinity Capital Partners Ltd and currently sits on the advisory board of the London Stock Exchange as well as the board of the United Bank of Africa in London. Mr. Greenstreet represented the IFC on the board of Assupol Holdings and Assupol Life Insurance in South Africa, served on the board of Diamond Bank in Nigeria, was a representative of the FMO (the Dutch state Development Bank) on the board of Bank of Africa. Mr. Greenstreet was regional head of risk for ABN AMRO Bank and a board member and head of Henderson Fund Management in Luxembourg. Mr. Greenstreet has attended a program at Harvard Business School on driving Digital and Social Strategy and is a fellow of the Institute of Chartered Accountants in England and Wales (FCA) having trained with Deloitte in London. He is recognized as one of the 100 most influential black people in the UK for the last four consecutive years as well as in the UK's top 50 of Black Asian Minorities ("BAME") in 2016.

The Board believes that Mr. Greenstreet's substantial financial institutions experience; his risk, financial and accounting expertise; and his skills in dealing with corporate governance issues make him a valuable member of our Board.

Ali Mazanderani 38 years old Director since 2020

Mr. Mazanderani is a fintech investor and entrepreneur. He is the co-founder and chairman of SaltPay. He is also a non-executive director on the board of several companies including StoneCo (Nasdaq: STNE) in Brazil and Network International (LSE: NETW) in Dubai. He was formerly a Partner at Actis, an emerging market private equity firm, where he led multiple landmark fintech investments globally. Prior to his career at Actis, Mr. Mazanderani was the lead strategy consultant for First National Bank based in Johannesburg and prior to that, he advised private equity and corporate clients for OC&C Strategy Consultants in London.

He holds a Bachelors degree in Economics from the University of Pretoria, a Masters in Economics from Oxford University, a Masters in Economic History from the London School of Economics, a Masters in Business Law from the University of St. Gallen and an MBA from INSEAD.

The Board believes that Mr. Mazanderani's international experience in strategy, payments, technology, and private equity provide necessary and desired skills, experience and perspective to our Board.

Kuben Pillay 59 years old Director since 2020

Mr. Pillay serves on South African public and private corporate boards including as lead independent director of OUTsurance and Transaction Capital Limited (JSE: TCP) and as independent director of Sabvest Limited (JSE: SBV). He was the non-executive chairman of the Primedia Group from 2014 to 2016, and also served as its group CEO from 2009 to 2014. Mr. Pillay was a managing financial partner at public interest law firm, Cheadle Thompson and Haysom, before joining Mineworkers Investment Company ("MIC") in 1996 as a founding executive director, and later serving as the non-executive chairman. Mr. Pillay most recently served as the independent non-executive chairman of Cell C Limited from August 2017 to October 2019. Mr. Pillay has a BA LLB from the University of the Witwatersrand, Johannesburg, and a Masters in Comparative Jurisprudence from Howard University, Washington DC.

The Board believes that Mr. Pillay's expertise in legal and corporate governance, and media and consumer affairs and broad experience as a director of several publicly-traded companies covering a broad range of industries make him a valuable member of our Board.

Ekta Singh-Bushell 48 years old Director since 2018

Ms. Singh-Bushell has served as a non-employee director of TTEC Holdings Inc. (NASDAQ:TTEC) since May 2017, Datatec (JSE: DTC) since June 2018, Designer Brands Inc. (NYSE: DBI) since September 2018, and Huron (NASDAQ: HURN) since May 2019. From 2016 to 2017, Ms. Singh-Bushell served as deputy to the first vice president, chief operating officer in the executive office of the Federal Reserve Bank of New York. From 2015 to 2016, she was a partner at DecisionGPS LLC, a business analytics start-up; and she continues to serve as a strategic board advisor to the company. Between 1998 and 2015, Ms. Singh-Bushell worked at Ernst & Young, serving in various leadership roles including global client services partner between 2005 and 2015, global and Americas IT Effectiveness leader, Northeast advisory people leader, and US innovation & digital strategy leader and Chief Information Security Officer. Ms. Singh-Bushell is a certified public accountant and holds advanced international certifications in governance, information systems security, audit and control. From 2004 to 2014, Ms. Singh-Bushell served in various leadership roles including treasurer and audit committee chair for the Asian American Federation. During her extensive career, she has lived and worked in India, London and the United States.

The Board believes that Ms. Singh-Bushell's international experience in finance, audit, technology, cybersecurity, multi-sector strategy and business launches provide necessary and desired skills, experience and perspective to our Board.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Deloitte to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2021. A representative of Deloitte is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. Deloitte currently serves as our independent registered public accounting firm.

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2021. Although ratification is not required by our Amended and Restated By-Laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board recommends a vote FOR the ratification of the selection of Deloitte.

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing you with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under "Executive Compensation," to whom we refer as our "named executive officers" or NEOs. This proposal, which is commonly referred to as "say on pay," is required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act").

The philosophy of our executive compensation program is to link compensation to the achievement of our key strategic and financial goals. Therefore, we reward our executives for their contributions to our annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased shareholder value. At the same time, we believe our program does not encourage excessive risk-taking by management. The "Executive Compensation" section of this proxy statement beginning on page 15, including the "Compensation Discussion and Analysis," describes in detail our executive compensation program and the decisions made by the Remuneration Committee with respect to our fiscal year ended June 30, 2020.

The Board is asking shareholders to cast a non-binding advisory vote on the following resolution:

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission (the "SEC"), including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on an advisory basis."

Because your vote is advisory, it will not be binding upon the Board or the Remuneration Committee. However, the Board and the Remuneration Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when considering future executive compensation decisions.

The Board recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL NO. 4: ADVISORY VOTE REGARDING WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION WILL OCCUR EVERY ONE, TWO OR THREE YEARS

In Proposal No. 3, we are providing you with the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs. In this Proposal No. 4, we are asking you to cast an advisory vote regarding the frequency of future executive compensation advisory votes. You may vote for a frequency of every one, two or three years, or you may abstain on the proposal.

After careful consideration, our Board currently believes that an executive compensation advisory vote should be held every year, and therefore, our Board recommends that you vote for a frequency of every ONE YEAR for future executive compensation advisory votes. The Board believes that an annual executive compensation advisory vote will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a regular and frequent basis. It is also consistent with our policy of reviewing our executive compensation program annually.

Because this vote is advisory, it will not be binding upon the Board or Remuneration Committee. However, the Board will take into account the outcome of the vote when considering when to hold the next shareholder advisory vote on executive compensation.

The Board recommends a frequency vote of every "ONE YEAR" for future executive compensation advisory votes.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE

We have substantially changed the composition of the non-employee directors who serve on our Board since the beginning of the 2020 fiscal year. The charts below illustrate the changes:

New Non-employee Director Appointments

Director	Date of Appointment
Antony C. Ball	May 21, 2020
Ian Greenstreet	May 1, 2020
Jabu A. Mabuza	May 15, 2020
Ali Mazanderani	May 15, 2020
Kuben Pillay	June 1, 2020

Former/ Non-Continuing Non-employee Director

Director	Date of Departure
Paul Edwards	June 30, 2020
Alfred T. Mockett	June 30, 2020
Alasdair J.K. Pein	November 11, 2020
Christopher S. Seabrooke	June 30, 2020

Our Board typically holds a regular meeting once every quarter and holds special meetings when necessary. During the fiscal year ended June 30, 2020, our Board held a total of six meetings. Each of our directors attended 100% of the total number of such meetings and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. We encourage each member of the Board to attend the annual meeting of shareholders, but have not adopted a formal policy with respect to such attendance.

Messrs. Edwards, Seabrooke, and Smith attended last year's annual meeting. The non-employee directors meet regularly without any management directors or employees present. These meetings are held on the day of or the day preceding other Board or committee meetings. The Board annually examines the relationships between us and each of our directors. After this examination, the Board has concluded that Messrs. Greenstreet, Mabuza, Pillay, and Ms. Singh-Bushell are "independent" as defined under Nasdaq Rule 5605(a)(2) and under Rule 10A-3(b)(1) under the Exchange Act, as that term relates to membership on the Board and the various Board committees. Mr. Ball is "independent" as defined under Nasdaq Rule 5605(a)(2), as that term relates to membership on the Board and the various Board committees.

COMMITTEES OF THE BOARD

The Board has established an Audit Committee, a Remuneration Committee, a Nominating and Corporate Governance Committee, and a Capital Allocation Committee (collectively, the "Board Committees"). The current members of our Board Committees are presented in the table below:

Director	Audit Committee	Remuneration Committee	Nominating and Corporate Governance Committee	Capital Allocation Committee
Antony C. Ball		X*	X	X*
Ian Greenstreet	X			X
Ali Mazanderani				X
Jabu A. Mabuza (*)		X	X*
Alasdair J.K. Pein		X
Kuben Pillay	X	X
Ekta Singh-Bushell	X*		X
Alex M.R. Smith (#)

# Executive
* Chairperson

Audit Committee

The Audit Committee consists of Ms. Singh-Bushell and Messrs. Greenstreet and Pillay, with Ms. Singh-Bushell acting as the Chairperson. The Board has determined that Ms. Singh-Bushell is an "audit committee financial expert" as that term is defined in applicable SEC rules, and that all members meet Nasdaq's financial literacy criteria. The Audit Committee held eight meetings during the 2020 fiscal year. See "Audit Committee Report" on page 34.

The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:

Audit the qualifications and independence of our registered public accounting firm the organization and performance of our internal audit function	Compliance Processes our compliance with SEC and other legal and regulatory requirements compliance with ethical standards we adopted review of our related party transactions

Financial Reporting

  the integrity of our financial statements
  the accounting and financial reporting processes and the audits of our financial statements our systems of disclosure controls and procedures and internal control over financial reporting
Risk Management review of our risk assessment and enterprise risk management process

A copy of our Audit Committee charter is available without charge on our website, www.net1.com.

Remuneration Committee

The Remuneration Committee consists of Messrs. Ball, Mabuza, Pein and Pillay, with Mr. Ball acting as the Chairperson replacing Mr. Pein in such capacity on July 1, 2020. The Remuneration Committee held five meetings during the 2020 fiscal year.

The Remuneration Committee has the following principal responsibilities, authority and duties:

Compensation Structure & Strategy

  review and approve performance goals and objectives relevant to the compensation of all our executive officers, evaluate the performance of each executive officer in light of those goals and objectives, and set each executive officer's compensation, including incentive-based and equity-based compensation, based on such evaluation make recommendations to the Board with respect to incentive and equity-based compensation plans review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including, but not limited to, employment contracts, change-in-control provisions and severance arrangements administer our stock option, stock incentive, and other stock compensation plans, including the function of making and approving all grants of options and other awards to all executive officers and directors, and all other eligible individuals, under such plans review annually and make recommendations to the Board regarding director compensation assist management in developing and, when appropriate, recommending to the Board, the design of compensation policies and plans review and discuss with management the disclosures in our "Compensation Discussion and Analysis" and any other disclosures regarding executive compensation to be included in our public filings or shareholder reports recommend to the Board whether the Compensation Discussion and Analysis should be included in our proxy statement, Form 10-K, or information statement, as applicable, and prepare the related report required by the rules of the SEC
Human Resources & Workforce Management generally oversee our human resources and workforce management programs

A copy of our Remuneration Committee charter is available without charge on our website, www.net1.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Mabuza and Ball and Ms. Singh-Bushell, with Mr. Mabuza acting as the Chairperson, replacing Mr. Mockett in such capacity on July 1, 2020. The Nominating and Corporate Governance Committee held five meetings during the 2020 fiscal year.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

Corporate Governance

  review our Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board make recommendations regarding proposals submitted by our shareholders establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance

Board Composition

  monitor the composition, size and independence of the Board establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board make recommendations to the Board regarding management succession planning and corporate governance best practices

A copy of our Nominating and Corporate Governance Committee charter is available without charge on our website, www.net1.com.

Capital Allocation Committee

The Capital Allocation Committee consists of Messrs. Ball, Greenstreet and Mazanderani, with Mr. Ball acting as the Chairperson. The Capital Allocation Committee was established in June 2020 and thus did not hold any meetings during the 2020 fiscal year.

The principal duties and responsibilities of the Capital Allocation Committee are as follows:

Capital Allocation

  review and make recommendations to the Board regarding major investment proposals and capital allocations monitor the execution of approved acquisitions and review the performance of completed acquisitions
Investment Management establish, oversee and periodically review the performance of our investments ensure appropriate independent advice is sought in relation to major investments

A copy of our Capital Allocation Committee charter is available without charge on our website, www.net1.com.

BOARD LEADERSHIP STRUCTURE AND BOARD OVERSIGHT OF RISK

Board Leadership

Our Board is led by Mr. Mabuza, the Chairman, who assumed his role on July 1, 2020, replacing Mr. Seabrooke. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It gives primary responsibility for our operational leadership and strategic direction to our Chief Executive Officer, while Mr. Mabuza facilitates our Board's independent oversight of management, promotes communication between senior management and our Board about issues such as management development and succession planning, executive compensation, and our performance, engages with shareholders, and leads our Board's consideration of key governance matters.

The Board's Role in Risk Oversight

Managing risk is an ongoing process inherent in all decisions made by management. The Board discusses risk throughout the year, particularly at Board meetings when specific actions are considered for approval. The Board has ultimate responsibility to oversee our enterprise risk management program. This oversight is conducted primarily through various committees of the Board as described below.

Our Enterprise Risk Management Committee is responsible for identifying, assessing, prioritizing and developing action plans to mitigate the material business, operational and strategic risks affecting us. During fiscal 2020, the Enterprise Risk Management Committee comprised Herman G. Kotzé, who was our Chief Executive Officer (and who served as its Chairperson), Mr. Alex M.R. Smith, who was our Chief Financial Officer, and Ms. Janie Marx, our Group Compliance Officer. Our Group Compliance Officer meets semi-annually with the leaders of our various business units and her findings are reported to and discussed by the Enterprise Risk Management Committee. The Enterprise Risk Management Committee meets and reports to the Audit Committee semi-annually.

The Audit Committee directly provides oversight of risks relating to the integrity of our consolidated financial statements, internal control over financial reporting and the internal audit function. The Remuneration Committee oversees the management of risks related to our executive compensation program. The Nominating and Corporate Governance Committee oversees the management of risks related to management succession planning.

REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board or Remuneration Committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

The Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of Board members. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee consider a candidate's independence, as well as the perceived needs of the Board and the candidate's background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

The Nominating and Corporate Governance Committee may also take into account the benefits of diversity in candidates' viewpoints, backgrounds and experiences, as well as the benefits of constructive working relationships among directors. Other than as set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.

The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors, the ability of an individual director to devote the appropriate level of time and attention to Board duties in light of other positions he holds (including other directorships) and the changing needs of the Board. We do not have a limit on the number of terms an individual may serve as a director on our Board.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate composition, size and independence of the Board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will consider shareholder recommendations for candidates for the Board in the same manner it considers nominees from other sources. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experiences and capabilities on the Board.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder who wishes to communicate directly with the Board may do so via mail or facsimile, addressed as follows:

Net 1 UEPS Technologies, Inc.
Board of Directors
P.O. Box 2424
Parklands, 2121, South Africa
Fax: +27 11 880 7080

The corporate secretary shall transmit any communication to the Board, or individual director(s), as applicable, as soon as practicable upon receipt. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a set of Corporate Governance Guidelines. We will continue to monitor our Corporate Governance Guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to conform to best industry practice. This monitoring will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our Corporate Governance Guidelines is available on our website at www.net1.com.

CODE OF ETHICS

The Board has adopted a written code of ethics, as defined in the regulations of the SEC. We require all of our directors, officers, employees, contractors, consultants and temporary staff, including Mr. Smith, and other senior personnel performing similar functions, to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code.

The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. A copy of our code of ethics is available free of charge on our website at www.net1.com.

SHARE OWNERSHIP GUIDELINES

Effective July 1, 2018, we adopted a share ownership guideline policy for our Chief Executive Officer, other executive officers, and our non-employee directors. Our Chief Executive Officer is expected to own shares in our Company that have a value of four times his annual base salary and our other executive officers are expected to own shares that have a value of two times their annual base salary. Our non-employee directors are expected to own shares of our Company that have a value equal to $250,000. Shares may be owned directly by the individual, owned jointly with or separately by the individual's spouse, or held in trust for the benefit of the individual, the individual's spouse or children. Unvested time-based equity awards acquired through our stock incentive plan are included in the computation of share ownership.

COMPENSATION OF DIRECTORS

Directors who are also executive officers do not receive separate compensation for their services as directors. During fiscal 2020, our non-employee directors received compensation as described below.

Name	Fiscal 2020 Total Fee Arrangement ($)(1)	Fees Earned or Paid in Cash ($)	Less COVID-19 fee reduction(2) ($)	Stock Awards ($)	Stock Options ($)	Other ($)(3)	Total ($)
Continuing directors:
Antony C. Ball(4)	220,000	24,780	(7,434)	-	-	2,602	19,948
Ian O. Greenstreet(4)	210,000	35,192	(10,558)	-	-	-	24,634
Jabu A. Mabuza(4)	200,000	25,495	(7,648)	-	-	-	17,847
Ali Mazanderani(4)	180,000	23,242	(6,973)	-	-	-	16,269
Kuben Pillay(4)	210,000	17,308	(5,192)	-	-	1,861	13,977
Ekta Singh-Bushell	245,000	245,000	(18,375)	-	-	-	226,625

Former/non-continuing directors:
Paul Edwards(5)	240,000	240,000	(18,000)	-	-	-	222,000
Alfred T. Mockett(5)	225,000	223,351	(16,380)	-	-	-	206,971
Alasdair J.K. Pein	240,000	236,703	(17,011)	-	-	-	219,692
Christopher S. Seabrooke(5)	280,000	280,000	(21,000)	-	-	40,683	299,683

(1)  Column represents total fiscal 2020 fees for highest committee position held for the full year and has not been pro-rated or adjusted for the fee reduction referred to below. For instance, the fees for Mr. Ball represent the total fees he would have earned assuming he had performed his roles as a member of our board, as our Remuneration Committee chairman and our Capital Allocation Committee chairman and as a member of our Nominating and Corporate Governance Committee for the full fiscal year.

(2)  Our non-employee directors agreed to a fee reduction of 30% of their fees earned for the three months ended June 30 and these amounts were donated to initiatives fighting against the COVID-19 pandemic in South Africa.

(3) Represents value added taxes which are statutory indirect taxes charged in ZAR on Messrs. Ball, Pillay and Seabrooke's compensation and reimbursed to them.

(4)  Messrs. Ball, Greenstreet, Mabuza and Mazanderani joined our Board in May 2020. Mr. Pillay joined our board in June 2020. Fees paid to these directors have been pro-rated for the period of service during fiscal 2020.

(5) Retired from our board and the committees on which they served effective June 30, 2020.

In determining fiscal 2020 compensation, the Board analyzed the annual compensation of non-employee directors of U.S.- and UK-listed transaction processor companies with a range of market equity capitalizations above, below and comparable to ours. The peer group comprised: ACI Worldwide Inc.; Blue Label Telecoms Limited; Bottom Line Technologies, Inc.; Cass Information Systems, Inc.; CSG Systems International, Inc.; Everi Holdings, Inc.; Evertec Inc, ExlService Holdings Inc.; Green Dot Corporation; Model N, Inc.; PRGX Global, Inc.; Synchronoss Technologies, Inc.; and Transaction Capital Limited. In addition, the Board considered the various roles of the non-employee directors. Directors receive a base fee for membership on the Board. Directors who serve on Board committees and/or serve as Chairperson of Board committees receive additional compensation in recognition of the additional time they are required to spend on committee matters.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance as of June 30, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders Stock incentive plan	1,331,651	$5.83	2,569,802

EXECUTIVE COMPENSATION

ANALYSIS OF RISK IN OUR COMPENSATION STRUCTURE

As part of its responsibilities to annually review all incentive compensation and equity-based plans, and evaluate whether the compensation arrangements of our employees incentivize unnecessary and excessive risk-taking, the Remuneration Committee evaluated the risk profile of our compensation policies and practices for fiscal 2020. In its evaluation, the Remuneration Committee reviewed our employee compensation structures, and noted numerous design elements that manage and mitigate risk without diminishing the incentivizing nature of the compensation, including:

  a balanced mix between cash and equity, and annual and longer-term incentives;

  caps on incentive awards at reasonable levels;

  linear payouts between target levels with respect to annual cash incentive awards;

  discretion on individual awards, particularly in special circumstances; and

  long-term incentives.

The Remuneration Committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. The Remuneration Committee concluded that our compensation programs do not include such elements.

In addition, the Remuneration Committee analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. For this purpose, the Remuneration Committee considered our growth and return performance, volatility and leverage. In light of these analyses, the Remuneration Committee concluded that it has a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on us. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

 In this Compensation Discussion and Analysis, we:

  Outline our compensation philosophy and discuss how the Remuneration Committee determines executive pay.
  Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

 We anticipate that there may be changes to our compensation programs and rewards in fiscal 2021 as we continue to develop and revise our philosophy and goals regarding how best to motivate our executives and drive business value that is ultimately reflected in our underlying enterprise value for both the short- and long-term.

Pay for Performance

 The Remuneration Committee considered the absolute and relative alignment of executive compensation when it considered the appropriateness of the level and form of compensation and found executive compensation and our performance to be aligned.

Results of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual, nonbinding advisory vote to approve executive compensation (a "say-on-pay proposal"). At our annual meeting of shareholders held on November 20, 2019, approximately 73% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Remuneration Committee considered the outcome of that advisory vote to be an endorsement of the Remuneration Committee's compensation philosophy and implementation. The Remuneration Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers.

Highlighted Compensation Policies and Practices

 Our executive compensation and corporate governance policies are structured to closely link executive compensation to our performance and increase long-term shareholder value.

To achieve our objectives, we have incorporated the following policies and practices:

WHAT WE DO:	WHAT WE DON'T DO:
  Utilize performance-based programs, including annual and long-term incentives to link executive compensation to our performance and increase long-term shareholder value (80% of our FY2020 long-term incentives were performance-based and could only be earned if certain performance metrics were achieved)
No employment, severance or change-in-control agreements with named executive officers, other than our service agreement with Mr. Smith
Structure total direct compensation for our named executive officers such that a significant portion is at risk	No change-in-control severance gross-up payments
Utilize mostly objective performance metrics in incentive plans that drive shareholder value creation	No routine or excessive perquisites for our named executive officers
Adopt a clawback policy, as of February 2017, that applies to our incentive programs	No backdating or repricing of stock options
Issue time-based awards to retain key employees	No excessive incentive payments; incentive payments are capped to discourage inappropriate risk taking
Conduct annual say-on-pay advisory votes
Follow stock ownership guidelines for certain of our executive officers
Award severance at the discretion of the Remuneration Committee given that there are no formal severance arrangements

Our named executive officers for fiscal 2020 are set forth in the following table:

Name of Executive Officer	Title
Herman G. Kotzé	Chief Executive Officer and Director
Alex M.R. Smith	Chief Financial Officer, Treasurer, Secretary and Director
Philip S. Meyer	Managing Director - International Payments Group
Phil-Hyun Oh(1)	President, KSNET
Nunthakumarin Pillay	Managing Director: Southern Africa

(1) Mr. Oh served as an executive officer of our company up until the disposal of Net1 Korea on March 9, 2020. Mr. Oh forfeited the qualitative portion of his 2020 cash incentive award.

Fiscal 2020 Compensation Summary

Base Salary. Messrs. Meyer, Pillay and Smith received base salary increases during fiscal 2020. Mr. Oh's salary was determined pursuant to his respective employment agreements and he received no salary increase during fiscal 2020.

Performance-Based Annual Cash Incentive. Messrs. Kotzé, Oh, Pillay and Smith received payments of $431,008, $265,144, $110,084 and $156,696, respectively, under the quantitative component of our cash incentive award plan. Messrs. Kotzé, Pillay and Smith also received $97,335, $76,725 and $54,600, respectively, under the qualitative component of our cash incentive award plan. Mr. Oh did not achieve the qualitative metrics, as appropriate, of his cash incentive award plan because we disposed of Net1 Korea before the measurement date of these awards.

Long-Term Equity Based Incentives. In February 2020, we made an annual award of restricted stock to Messrs. Kotzé, Pillay and Smith with vesting based on the achievement of an agreed return on average net equity per year during a measurement period commencing from July 1, 2021, through June 30, 2023. In February 2020, we also made an award of shares of restricted stock to Messrs. Kotzé, Pillay and Smith, with time-based vesting. 80% of the FY 2020 long-term equity awards to Messrs Kotzé, Pillay and Smith, respectively, were performance-based.

COMPENSATION PROGRAM OVERVIEW FOR FISCAL 2020

The goal of our executive compensation program is the same as our goal for operating our Company-to create long-term value for our shareholders. To achieve this goal, we seek to reward our named executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers.

Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. Each named executive officer receives one or more, but not necessarily all, of these elements.

Compensation Components

In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his or her contribution to us.

Pay Mix

We consider the mix of our compensation components from year to year based on our overall performance, an executive's individual contributions, and compensation practices of other U.S.-based and SA-based public companies, including companies in our "peer group" described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short- and long-term.

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are 1) base salary; 2) performance-based cash annual incentive and/or annual bonus; and 3) performance-based long-term equity-based incentives. We place an emphasis on variable performance-based pay, with approximately 39% percent of total target compensation for fiscal 2020 established for Mr. Kotzé based on achievement of performance objectives. Each component promotes value creation and aligns our management team's compensation with our long-term strategic objectives.

Fixed/ Variable	Component	Form	Key Characteristics
Fixed	Base Salary	Cash	Base Salary increases are determined based on market considerations and do not necessarily occur each year
Variable Compensation	Bonus	Cash	Bonus is discretionary and dependent upon individual performance
	Performance-Based Cash Annual Incentive	Cash	Awards are based on qualitative and quantitative factors
	Performance-Based Long-Term Equity-Based Incentives	Equity	Equity grants are subject to continued service and/or defined performance indicators
	Other benefits	Cash	Benefits based on territory-specific employment benefits available to peer company executives in similar position, as negotiated

The chart below illustrates the mix of the elements of the fiscal 2020 compensation program we established for our named executive officers using target levels for the cash incentive component and "Other" represents amounts paid to Mr. Meyer as a housing allowance, for the use of motor vehicles, for medical benefits, and for club memberships; and amounts paid to Mr. Oh related to participation in national health insurance and the national pension plan provided under the laws of South Korea, reimbursement for annual physical examinations for him and his spouse, and the use of a Company-provided car and driver for business and reasonable personal use:

Compensation Objectives

Performance. We seek to motivate our named executive officers through a combination of cash bonuses, incentive payments and grants of restricted stock that vest based on the achievement of predefined levels of financial and operating goals and increases in our share price and/or satisfaction of other financial and strategic performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer's scope of responsibility, demonstrated ingenuity, dedication, leadership and management effectiveness.

Alignment. We seek to align the interests of our named executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe ultimately drive long-term shareholder value. The elements of our compensation package that we believe align these interests most closely are a combination of annual quantitative and qualitative cash compensation awards and restricted stock awards which vest over time and become vested upon the satisfaction of specified performance goals.

Retention. Retention is a key objective of our executive compensation program. We attempt to retain our named executive officers by seeking to provide a competitive pay package and using continued service as a condition to receipt of full compensation. The time-based vesting terms of equity awards have the effect of tying this element of compensation to continued service with us.

Implementing our Objectives

Organization of the Remuneration Committee

The Remuneration Committee typically holds four regularly scheduled meetings each year, with additional meetings scheduled when required. There are currently four directors on the committee. Each member of the committee is required to be:

  An independent director under independence standards established by the Nasdaq.

  A non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

  An outside director under Section 162(m) of the Internal Revenue Code to the extent applicable or otherwise necessary.

Process and General Industry Benchmarking

The Remuneration Committee analyzes compensation data of companies that it selects as a peer group to better understand how our pay package compares with those companies. The peer group selected by the Remuneration Committee comprises a broad spectrum of companies, which range significantly in size from a revenue, profitability and enterprise value perspective. The peer group consists of payment processing companies generally considered comparable to us in terms of their businesses (such as being a payment systems provider) as well as other companies within other parts of the information technology sector and those operating in or providing services in emerging markets. In the early part of each fiscal year, the Remuneration Committee establishes base salaries and sets the short-term cash incentive award plan remuneration targets and payment criteria. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year.

The Remuneration Committee's process for determining compensation includes an analysis of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies, taking into account, among other things, our relative market capitalization against the members of the peer group. The compensation of other named executive officers was determined based on specific performance criteria established by Mr Kotzé and approved by the Remuneration Committee.

Our peer group, which includes U.S. and South African listed companies, consists of the following companies: ACI Worldwide, Inc.; Blue Label Telecoms Limited; Bottom Line Technologies, Inc.; Cass Information Systems, Inc.; CSG Systems International, Inc.; Everi Holdings, Inc.; Evertec, Inc.; ExlService Holdings, Inc.; Green Dot Corporation; Model N, Inc.; PRGX Global, Inc.; Synchronoss Technologies, Inc.; and Transaction Capital Limited.

Because the Remuneration Committee considered international comparables in its compensation analysis for Mr. Kotzé, his total compensation packages were denominated in U.S. dollars ("USD"). Our other executive officers based in South Africa may elect to be paid in a currency other than USD, in which case the U.S. dollar amount is converted into South African Rand ("ZAR") at the exchange rate in effect at the time of payment.

Compensation for fiscal 2020 for Messrs. Smith and Oh was determined in accordance with their respective compensation agreements. Mr. Smith's compensation was denominated in USD and converted into South African Rand ("ZAR") at the exchange rate in effect at the time of payment in accordance with the terms of his negotiated agreement. Mr. Oh's compensation was denominated and paid in South Korean won ("KRW") in accordance with the terms of his negotiated agreements. Compensation for the other executives was based on recommendations and input from Mr. Kotzé with final approval by the Remuneration Committee.

Employment and Other Agreements

From time to time, we enter into employment agreements with senior executives of companies that we acquire in connection with the acquisition. Compensation under such employment agreements would not ordinarily be determined by reference to peer group comparisons. In March 2018, we entered into an employment agreement and a contract of employment agreement with Mr. Smith in connection with his roles with Net1 and Net1 Applied Technologies South Africa Proprietary Limited, respectively. In November 2017, we entered into two service agreements, effective July 1, 2017, with Mr. Oh in connection with his roles at Net1 Korea and KSNET. Mr. Oh's agreements were scheduled to expire on June 30, 2020, however, we have no existing obligations under these agreements following the disposal of Net1 Korea in March 2020. For more information about Messrs. Smith and Oh's service agreements, see "Performance-Based Annual Bonuses-Mr. Smith" and "-Mr. Oh" below. Mr. Kotzé resigned from his position as Chief Executive Officer and as a member of the Board, effective as of September 30, 2020. For more information, see "Certain Relationships and Related Transactions-Separation Arrangement with Mr. Kotzé."

Equity Grant Practices

We believe that our long-term performance is achieved through a culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, and help align the interests of our shareholders and employees.

We have granted equity awards through our stock incentive plan which was adopted by our Board and approved by our shareholders. In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive's then-current cash total compensation package (which includes salary, potential bonus and cash incentive award plan compensation), any previously received equity awards, the value of the grant at the time of the award and the number of shares available for grants pursuant to our stock incentive plan. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool.

ELEMENTS OF 2020 COMPENSATION

Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Factors Considered in Determining Base Salaries
☐ Individual contributions and performance	☐ Internal equity
☐ Retention needs	☐ Experience
☐ Complexity of roles and responsibilities	☐ Succession planning

Adjustments to Base Salary

Salaries for fiscal 2020 for all named executive officers except Messrs. Kotzé and Oh were determined in the first quarter of fiscal 2020 after a review of our peer group companies described above. Messrs. Smith, Meyer and Pillay received base salary increases of 3.0%, 1.75% and 4.8%, respectively. No other adjustments were made.

Messrs. Kotzé, Pillay and Smith agreed to a 30% reduction of their base salary earned for the three months ended June 30, 2020, which we donated to initiatives fighting against the COVID-19 pandemic in South Africa.

Base Salary Determined Under Employment Agreements

Mr. Oh's base salary was based on his service agreements that became effective July 1, 2017.

Performance-Based Annual Bonuses

Messrs. Kotzé, Pillay and Smith

For fiscal 2020, the Remuneration Committee established a cash incentive award plan for Messrs. Kotzé, Pillay and Smith pursuant to which each of them would be eligible to earn a cash incentive award based on a number of quantitative factors that directly impacted our fiscal 2020 financial performance and his individual contribution toward the achievement of certain objectives.

Mr. Kotzé

The cash incentive award plan provided for a target level cash incentive award of 100% of Mr. Kotzé's annual base salary for fiscal 2020. Under the plan, 70% was based on quantitative factors, as more fully described below, and 30% was based on qualitative factors. The quantitative portion of the award could have increased to a maximum of 150% of Mr. Kotzé's base salary multiplied by 0.70, based on the achievement of the maximum target. It was possible for Mr. Kotzé to earn all or a portion of certain quantitative components of the award while earning none of the other quantitative components, or a combination of components.

The qualitative portion of the award was limited to 30% of Mr. Kotzé's annual base salary and was based on certain predetermined performance criteria.

Mr. Pillay

The cash incentive award plan provided for a target level cash incentive award of 75% of Mr. Pillay's annual base salary for fiscal 2020. Under the plan, 60% was based on quantitative factors, as more fully described below, and 40% was based on qualitative factors. The quantitative portion of the award could have increased to a maximum of 112.50% of Mr. Pillay's base salary multiplied by 0.60, based on the achievement of the maximum target.

The qualitative portion of the award was limited to 30% of Mr. Pillay's annual base salary and was based on certain predetermined performance criteria.

Mr. Smith

The cash incentive award plan provided for a target level cash incentive award of 75% of Mr. Smith's annual base salary for fiscal 2020. Under the plan, 70% was based on quantitative factors, as described below and 30% was based on qualitative factors. The quantitative portion of the award could have increase to a maximum of 112.50% of Mr. Smith's base salary multiplied by 0.70, based on the achievement of the maximum target.

The qualitative portion of the award was limited to 22.50% of Mr. Smith's annual base salary and was based on certain predetermined performance criteria.

Quantitative Portion of the Cash Incentive Award Plan

Messrs. Kotzé, Pillay and Smith were entitled to receive an amount equal to 70%, 52.50% and 45%, respectively, of their individual annual base salary if specified quantitative targets were achieved. Messrs. Kotzé and Smith's specified quantitative targets included certain corporate transactions, as well as growth and operational performance of all sectors of the business. Mr. Pillay's quantitative targets related primarily to growth and operational performance of the South African portion of the business. Mr. Meyer is not eligible for a quantitative portion of his cash incentive award.

The Remuneration Committee could award between 0% and 105% of Mr. Kotzé annual base salary, between 0% and 78.75% of Mr. Smith's annual base salary, and between 0% and 67.5% of Mr. Pillay's annual base salary, based on its assessment of each executive's progress against these quantitative targets.

Qualitative Portion of the Cash Incentive Award Plan

Mr. Kotzé was entitled to receive up to 30% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which included:

  Progress with implementation of strategic plans focusing on expansion and succession issues;
  Progress with certain business relationships;
  Regular interaction with investors;
  Simplification of internal and external financial reporting; and
  Personnel and management goals.

Mr. Pillay was entitled to receive up to 30% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which included:

  Progress with initiatives and expansion of our South African businesses; and
  Supporting non-South African operations to attract new customers and/ or launch new initiatives.

Mr. Smith was entitled to receive up to 22.50% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which included:

  Efficient cash and cost management;
  Accurate and timely reporting of group and divisional financial performance;
  Support and collaboration with other departments to achieve their objectives;
  Simplification of internal and external financial reporting;
  Successful integration of new consolidated entities into US GAAP reporting framework; and
  Regular interaction with investors.

The Remuneration Committee could have awarded between 0% and 100% of 30% of Messrs. Kotzé and Pillay's annual base salary and between 0% and 100% of 22.50% of Mr. Smith's annual base salary, based on its assessment of progress against these qualitative objectives.

Potential and Actual Payments

The table below presents our potential and actual payments to Messrs. Kotzé, Pillay and Smith related to the quantitative portion of our cash incentive award plan for fiscal 2020:

2020 Quantitative portion of cash incentive award plan
	Herman G. Kotzé - Chief Executive Officer		Nunthakumarin Pillay - Managing Director: Southern Africa		Alex M.R. Smith - Chief Financial Officer
	Potential Payment ($)	Actual ($)	Potential Payment ($)	Actual ($)	Potential Payment ($)	Actual ($)
Threshold	0	-	0	-	0	-
Target	504,700	0	135,266	0	202,650	0
Maximum	757,050	0	202,899	0	303,975	0
Actual	0	431,008	0	110,084	0	156,696

In August and September 2020, the Remuneration Committee met and determined each element of our financial performance described above and each executive's contribution toward the qualitative objectives. Based on the successful conclusion of a number of corporate transactions, including the disposal of Net1 Korea, FIHRST and DNI and the achievement of certain agreed operational metrics, the Remuneration Committee determined to award $431,008, ZAR 1,856,250 (or $110,084) and $156,696, respectively, to Messrs. Kotzé, Pillay and Smith related to the quantitative component of the fiscal 2020 cash incentive award plan.

In August and September 2020, the Remuneration Committee considered whether to make payments in respect of the qualitative portion of the cash incentive award plan. The Remuneration Committee determined to award Messrs. Kotzé, Pillay and Smith, 45%, 86.25% and 63%, or $97,335, ZAR 1,293,750 (or $76,725) and $54,600, respectively, of the qualitative portion of the cash incentive award.

In reaching its conclusion regarding Mr. Kotzé, the Remuneration Committee determined that Mr. Kotzé had partially achieved his individual qualitative targets with respect to progress with implementation of strategic plans focusing on expansion and succession issues, progress with certain business relationships, regular interaction with investors and simplification of internal and external financial reporting but had not achieved the personnel and management goals set.

In reaching its conclusions regarding Messrs. Pillay and Smith, the Remuneration Committee consulted with Mr. Kotzé, regarding each executive's achievement of their respective qualitative targets. Mr. Kotzé concluded that each of the executives had demonstrated their achievement of the majority of each of their individual qualitative targets.

Pay Mix for Chief Executive Officer

The chart below illustrates the mix of the elements of the fiscal 2020 compensation program we established for Mr. Kotzé who was eligible for incentive compensation, using target levels for the cash incentive component.

Mr. Smith

We entered into an employment agreement and a restrictive covenants agreement with Mr. Smith in connection with his role as our Chief Financial Officer. In addition, Mr. Smith and our wholly owned subsidiary, Net1 Applied Technologies South Africa Proprietary Limited, entered into a contract of employment ("SA Employment Contract") and a restrictive covenants agreement, which became effective on March 1, 2018. Mr. Smith is entitled to receive an annual base salary and an annual bonus/cash incentive award (as discussed above).

Similar to the restraint of trade agreements that we have with our other named executive officers, Mr. Smith's restrictive covenant agreement provides that upon the termination of his services with us, he is restricted, for a period of 24 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. The employment agreement provides that Mr. Smith is an at-will employee and his SA Employment Contract provides that either party may terminate the agreement with three months' notice.

Mr. Oh

In connection with the disposition of KSNET in February 2020, Mr. Oh was no longer employed by us as of March 9, 2020.

For fiscal year 2020, Mr. Oh's base salary was determined in accordance with the terms of his service agreements. We entered into two such service agreements with Mr. Oh in October 2017, in connection with his roles at Net1 Korea and KSNET. We appointed Mr. Oh as a representative director of Net1 Korea and entered into a three-year service agreement with him in conjunction with such appointment. Under these service agreements, Mr. Oh was entitled to receive an annual base salary, an annual bonus (comprising quantitative and qualitative performance measures) and other benefits, including participation in national health insurance and the national pension plan provided under the laws of South Korea, reimbursement for annual physical examinations for him and his spouse, and the use of a Company-provided car and driver for business and reasonable personal use.

We aligned KSNET's fiscal year end with ours. However, in order to remain consistent with our South Korean peer competitors, we continued to determine the quantitative portion of Mr. Oh's annual bonus (and our KSNET staff's remuneration) using KSNET's financial results for the twelve-month period ending December 31 of each year. Accordingly, we determined Mr. Oh's cash incentive payment for the twelve-month period ended December 31, 2019.

Mr. Oh's service agreement provided that upon the termination of his services with us, he was restricted, for a period of 36 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business.

Quantitative Metrics

The quantitative portion of Mr. Oh's annual bonus comprised approximately 65% of the potential bonus amount, was capped at a maximum of KRW 364 million and was calculated based on the achievement of specified levels of (i) KSNET's free cash flow and (ii) profit before interest and tax and any bonus under his service agreement ("PBIT") during any calendar year during the term of the service agreement, as described below.

Mr. Oh was entitled to receive KRW 2 million for every KRW 1 billion of free cash flow (defined as operating cash flow minus tax and capital expenditures) during the year. The maximum amount payable in respect of the free cash flow metric was KRW 54 million.

If PBIT was at least 90% but less than 100% of the previous year's PBIT, then Mr. Oh was entitled to receive (i) KRW 225 million, minus (ii) KRW 22.5 million for each 1% by which current PBIT was less than the previous year's PBIT. If PBIT was equal to or greater than the previous year's PBIT, then Mr. Oh was entitled to receive KRW 225 million, plus KRW 3.4 million for each 1% increase in PBIT when compared to the previous year (up to a maximum of KRW 85 million in respect of the excess, for a total maximum of KRW 310 million).

The table below presents our potential and actual payments to Mr. Oh related to the achievement of his quantitative targets during fiscal 2020:

	Cash flow metric		PBIT metric		Total
	Potential Payment ($)	Actual ($)	Potential Payment ($)	Actual ($)	Potential Payment ($)	Actual ($)
Threshold	1,694		97,417		99,111
Target	1,694		190,599		192,293
Maximum	45,744		262,603		308,347
Actual		45,744		219,400		265,144

Qualitative Metrics

The qualitative portion of the annual bonus is capped at a maximum of KRW 200 million and is based on the achievement of certain key objectives to be determined annually by our Chairman. No qualitative awards were set for fiscal 2020 due to the disposal of Net1 Korea.

Equity grants

Time-based Equity Incentive Awards

On February 21, 2020, our Board, upon the recommendation of the Remuneration Committee, awarded 66,800, 26,800 and 20,000 shares of restricted stock to Messrs. Kotzé, Pillay and Smith, respectively. Vesting of these shares of restricted stock is subject to the recipients continued employment with us through June 30, 2023. No time-based equity incentive awards were made to Messrs. Meyer and Oh during fiscal 2020.

Performance-based Equity Incentive Awards

On February 21, 2020, our Board, upon the recommendation of the Remuneration Committee, awarded 267,200, 107,200 and 80,000 shares of restricted stock to Messrs. Kotzé, Pillay and Smith, respectively.

In order for any of the shares to vest, the following conditions must be satisfied: (1) the achievement of an agreed return on average net equity per year during a measurement period commencing from July 1, 2021, through June 30, 2023, and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met. Net equity is calculated as total equity attributable to our shareholders plus redeemable common stock, in conformity with GAAP. The net equity as of June 30, 2021, was set as the base year for the measurement period. The average net equity is calculated as the simple average between the opening net equity and closing net equity during each fiscal year within the measurement period. The targeted return per year within the measurement period is derived from GAAP net income attributable to us per fiscal year.

The performance-based awards vest based on the achievement of the following targeted return on average net equity during the measurement period, of:

   8% per year: 50% vest;
   14% per year: 100% vest.

No shares of restricted stock will vest at a return on average net equity of less than 8%. Calculation of the award based on the returns between 8% and 14% will be interpolated on a linear basis. Our Remuneration Committee may use its discretion to adjust any component of the calculation of the award on a fact-by-fact basis, for instance, as the result of an acquisition.

Any shares that do not vest in accordance with the above-described conditions will be forfeited.

OTHER CONSIDERATIONS

Section 162(m)

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 ("TCJA") was signed into law, Section 162(m) of the Internal Revenue Code of 1986, as amended ("IRC"), limited our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million could be deducted if it was "performance-based compensation." Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017.

Prior to the TCJA, the Remuneration Committee had not adopted a policy requiring all compensation to be deductible, in order to maintain flexibility in compensating our executive officers in a manner designed to promote our objectives. Going forward, while the Remuneration Committee intends to evaluate the effects of the revised compensation limits of Section 162(m) on any compensation it proposes to grant, it intends to continue to provide future compensation in a manner consistent with our best interests and those of our shareholders, including compensation that is potentially not deductible.

The Remuneration Committee's Advisors

In August 2019, the Remuneration Committee retained Pay Governance, an independent advisor, to assist with its executive compensation and non-employee director remuneration for fiscal 2020. The committee has the sole authority to select, compensate and terminate its external advisors.

The Remuneration Committee has assessed Pay Governance's independence pursuant to SEC rules and concluded that there are no conflicts of interest. Pay Governance is a nationally recognized independent advisor of executive compensation advisor services.

Clawback Policy

The Remuneration Committee adopted a clawback policy in February 2017 which applies to named executive officers who receive "incentive compensation." For purposes of the Clawback Policy "incentive compensation" means any cash compensation or the portion of an award of cash compensation that is granted, earned or vested based wholly upon the attainment of a performance measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements or derived wholly or in part from such measure and share price or total shareholder return. The policy requires the forfeiture, recovery or reimbursement of the incentive compensation earned within the two-year period preceding the date on which we are required to prepare an accounting restatement under the applicable plans as:

  required by applicable law; or
  due to material noncompliance with any financial reporting requirement under U.S. securities laws that is caused by any current or former named executive officer's fraud or intentional misconduct that caused or substantially caused the need for such restatement.

Anti-Hedging Policy

We maintain an anti-hedging policy, which prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of our common stock. Officers and directors are also prohibited from pledging their shares. An exception to this prohibition may be granted where a person wishes to pledge shares as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person wishing to enter into such an arrangement must first receive pre-approval for the proposed transaction from our Group Compliance Officer.

REMUNERATION COMMITTEE REPORT

For the Year Ended June 30, 2020

The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Net 1 UEPS Technologies, Inc. specifically incorporates it by reference into a document filed under the Exchange Act.

The Remuneration Committee, which consists of four independent directors, has reviewed and discussed the "Compensation Discussion and Analysis" section of this proxy statement with Mr. Smith. Based on this review and discussion, the Remuneration Committee recommended to our Board that the "Compensation Discussion and Analysis" section be included in our Annual Report on Form 10-K and this proxy statement.

Remuneration Committee Antony C. Ball, Chairman Jabu A. Mabuza Kuben Pillay Alasdair J.K. Pein

EXECUTIVE COMPENSATION TABLES

The following narrative, tables and footnotes describe the "total compensation" earned during fiscal years 2020, 2019 and 2018, as applicable, by our named executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers in fiscal 2020. The actual value realized by our named executive officers in fiscal 2020 from long-term equity incentives (options and restricted stock) is presented on page 31 under Option Exercises and Stock Vested.

Target annual incentive awards for fiscal 2020 are presented in the Grants of Plan-Based Awards table on page 29.

SUMMARY COMPENSATION TABLE(1)

The following table sets forth the compensation earned by our named executive officers for services rendered during fiscal years 2020, 2019 and 2018.

Name and Principal Position	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)	Total ($)
Herman G. Kotzé, Chief Executive Officer and Director	2020	666,925	-	1,352,700	-	528,343	37,286(5)	2,585,254
	2019	721,000	-	44,660	117,160	200,569	25,639(5)	1,109,028
	2018	700,000	-	995,500	-	235,200	22,133(5)	1,952,833

Alex M.R. Smith, Chief Financial Officer, Treasurer, Secretary and Director	2020	357,050	-	405,000	-	211,296	-	973,346
	2019	375,000	-	23,100	60,600	120,000	-	578,700
	2018	125,000	309,056	233,646	-	-	-	667,702

Philip S. Meyer, Managing Director - IPG	2020	200,720	-	-	-	-	149,280(6)	350,000
	2019	197,266	-	-	54,540	92,536	149,280(6)	493,622
	2018	180,000	70,000	140,700	-	-	149,280(6)	539,980

Phil-Hyun Oh, President - KSNET	2020	260,138	-	-	0	265,144	50,726(7)	576,008
	2019	404,085	-	-	54,540	378,446	76,716(7)	913,787
	2018	420,488	-	140,700	-	172,674	82,481(7)	816,303

Nunthakumarin Pillay , Managing Director: Southern Africa	2020	300,591	-	542,700	-	186,809	35,294(8)	1,065,394
	2019	336,339	-	23,100	60,600	120,000	19,023(8)	559,062
	2018	314,237	-	246,000	-	70,866	2,810(8)	633,913

(1) Includes only those columns relating to compensation awarded to, earned by, or paid to the named executive officers in any of fiscal 2020, 2019 or 2018. All other columns have been omitted. Mr. Kotzé left us on September 30, 2020, and Mr. Oh left us on March 9, 2020.

(2) The applicable amount for Messrs. Kotzé and Smith is denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment. Mr. Pillay's salary is denominated and paid in ZAR and has been converted into USD at the average exchange rate for the applicable fiscal year. Mr. Oh's salary is denominated and paid in KRW and has been converted into USD at the average exchange rate for the applicable period. The 2020 amounts presented for Messrs. Kotzé, Pillay and Smith are after the agreed COVID-19 salary reduction under which we donated 30% of their fourth quarter base salary to initiatives fighting against the COVID-19 pandemic in South Africa. The 2018 amount for Mr. Smith represents his salary from March 1, 2018, the date he joined our company.

(3) Bonus and non-equity incentive plan compensation represent amounts earned by Messrs. Kotzé, Smith, Meyer and Pillay for the fiscal years ended June 30, and were paid after close of the fiscal year, except for a signing bonus of ZAR 3.0 million paid to Mr. Smith in March 2018, which has been converted into USD at the exchange rate on March 1, 2018. The quantitative portion earned of Mr. Oh's 2018 non-equity incentive plan was paid in February 2018 and the qualitative portion was paid after close of the fiscal year. Mr. Smith's bonus also includes an annual discretionary bonus of $56,250 paid for fiscal 2018. The amounts for Messrs. Kotzé and Smith are denominated in USD, the amounts for Messrs. Oh and Pillay are denominated and paid in KRW and ZAR, respectively, and as applicable, converted into USD at the average exchange rate for the year in which the amount was earned.

(4) Represents FASB ASC Topic 718 grant date fair value of restricted stock and stock options granted under our stock incentive plan. See note 20 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2020, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(5) Includes $37,286, $25,639, and $22,133 related to the encashment of leave for fiscal 2020, 2019 and 2018, respectively, which was paid in ZAR and converted at the average exchange rate in the month of payment.

(6) Represents payments made by us for Mr. Meyers's club memberships, use of motor vehicles and medical benefits. Fiscal 2020, 2019 and 2018 amounts each include a housing allowance of $102,000.

(7) Represents payments made by us for Mr. Oh's South Korea mandatory employee national health insurance, national pension, school fees and automobile expenses, which are paid in KRW converted into USD at the average exchange rate for the year. The fiscal 2020, 2019 and 2018 amounts include car rental of $31,956, $49,588 and $51,191, respectively.

(8) Includes reimbursement of mobile phone expenditure of $2,313, $2,541, and $2,810 for fiscal 2020, 2019 and 2018, respectively, and also includes the encashment of leave of $32,981 and $16,485 for fiscal 2020 and 2019, respectively, which was paid in ZAR and converted at the average exchange rate in the month of payment.

PAY RATIO DISCLOSURE

Mr. Herman G. Kotzé, who served as our Chief Executive Officer during fiscal 2020, had total compensation for fiscal year 2020 of $2,585,254, as reflected in the Summary Compensation Table above. We have selected June 30, 2020, as the date to identify our median employee. As of June 30, 2020, we had 2,875 employees and we have used these 2,875 employees as our pay ratio disclosure population. Almost all of our employees included in this population are based in jurisdictions outside of the United States and the vast majority, approximately 96%, of these employees, are employed in South Africa and contribute to our South African processing and financial inclusion businesses.

We have used the annualized functional currency base salary of our employees included in our pay ratio disclosure population as of June 30, 2020, and calculated the United States dollar equivalent of these salaries by converting the functional currency amounts to United States dollars using exchange rates as of June 30, 2020. We have sorted this list from lowest to highest and we estimate that our median employee had a United States dollar equivalent salary of $4,819 as of June 30, 2020. Mr. Kotzé's fiscal year 2020 base salary was approximately 150 times that of our median employee.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company's workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

ACTUAL 2020 COMPENSATION MIX

The chart below illustrates the mix of the actual elements of the compensation program paid in fiscal 2020 for our named executive officers:

GRANTS OF PLAN-BASED AWARDS(1)

The following table provides information concerning non-equity and equity incentive plan awards granted during fiscal 2020 to each of our named executive officers.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Date of Committee Action	Type of Award	Threshold ($)	Target ($)	Maximum ($)	(#)	($)

Herman G. Kotzé	-	12/13/19	AC	-	721,000	973,350
	02/21/20	02/21/20	RS				334,000	1,352,700

Alex M.R. Smith	-	12/13/19	AC	-	289,500	390,825
	02/21/20	02/21/20	RS				100,000	405,000

Phil-Hyun Oh		10/27/17	AC	99,111	361,714	477,767

Nunthakumarin Pillay	-	12/13/19	AC	-	203,210	274,230
	02/21/20	02/21/20	RS				134,000	542,700

(1) AC (annual cash incentive award); RS (restricted stock). Includes only those columns relating to grants awarded to the named executive officers in fiscal 2020. All other columns have been omitted.

(2) On December 13, 2019, the Remuneration Committee approved a fiscal 2020 cash incentive award plan for Messrs. Kotzé, Pillay and Smith. The plan and the actual payments made thereunder are described in detail under "-Compensation Discussion and Analysis-Elements of 2020 Compensation-Performance-Based Annual Bonuses-Messrs. Kotzé, Pillay and Smith-Potential and Actual Payments." There was no threshold for the qualitative portion of the award plan. Mr. Pillay's amounts translated from ZAR to USD using the June 30, 2020 exchange rate.

(3) A cash incentive plan for Mr. Oh is set forth in his service agreement. The plan and the actual payments made thereunder are described in detail under "-Compensation Discussion and Analysis-Elements of 2020 Compensation-Performance-Based Annual Bonuses-Mr. Oh" for Mr. Oh pursuant to his employment contracts. The threshold, target and maximum amounts for Mr. Oh are denominated in KRW and have been converted to USD using the average exchange rate for fiscal 2020.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2020. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the per share closing price of $3.04 of our common stock on June 30, 2020, the last trading day of the fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer-cisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Herman G. Kotzé.	67,000	-	$10.59	11/10/2020	150,000(1)	456,000
	20,000	-	$7.98	10/28/2021	50,000(2)	152,000
	18,000	-	$8.75	08/22/2022	58,000(3)	176,320
	42,856	-	$7.35	08/21/2023	66,800(4)	203,072
	44,178	-	$11.23	08/27/2024	267,200(5)	812,288
	19,334	38,666	$6.20	09/07/2028	-	-

Alex M.R. Smith	10,000	20,000	$6.20	09/07/2028	30,000(3)	91,200
					20,000(4)	60,800
					80,000(5)	243,200

Philip S. Meyer	9,000	18,000	$6.20	09/07/2028	15,000(2)	45,600

Phil-Hyun Oh					-(2)	-

Nunthakumarin Pillay	17,952	-	$11.23	08/27/2024	30,000(1)	91,200
	10,000	20,000	$6.20	09/07/2028	15,000(2)	45,600
					30,000(3)	91,200
					26,800(4)	81,472
					107,200(5)	325,888

(1)

These shares of restricted stock were awarded in August 2017, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the recipient is employed by us on a full-time basis when the condition in (2) is met, and (2) the price of our common stock must equal or exceed certain agreed VWAP levels during a measurement period commencing on the date that we file our Annual Report on Form 10-K for the fiscal year ended 2020 and ending on December 31, 2020 - (i) one-third of the shares will vest if our share price is at or above $15.00 and below $19.00; (ii) two-thirds of the shares will vest if our share price is at or above $19.00 and below $23.00; and (iii) all of the shares will vest if our share price is at or above $23.00.

(2)

These shares of restricted stock were awarded in August 2017, and vested in full on August 23, 2020. In March 2020, we agreed to accelerate the vesting of half (7,500) of the 15,000 restricted shares awarded to Mr. Oh, following his departure as a result of the disposal of our Korean business in March 2020.

(3)

These shares of restricted stock were awarded in September 2018, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the recipient is employed by us on a full-time basis when the condition in (2) is met, and (2) the price of our common stock must equal or exceed certain agreed VWAP levels for a period of 30 consecutive trading days during a measurement period commencing on the date that we file our Annual Report on Form 10-K for the fiscal year ended 2021 and ending on December 31, 2021 - (i) one-third of the shares will vest if our share price is at or above $15.00 and below $19.00; (ii) two-thirds of the shares will vest if our share price is at or above $19.00 and below $23.00; and (iii) all of the shares will vest if our share price is at or above $23.00.

(4)	These shares of restricted stock were awarded in February 2020, and will vest in full on June 20, 2023, subject to the continued employment of the recipient on a full-time basis on the vesting date.

(5)

These shares of restricted stock were awarded in February 2020 and will vest in full subject to the satisfaction of the following conditions: (1) achievement of an agreed return on average net equity per year during a measurement period commencing from July 1, 2021, through June 30, 2023 and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met.

OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised by our named executive officers or any stock awards that vested during fiscal 2020.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As described above under "Compensation Discussion and Analysis", we do not have employment, severance or change-in -control agreements with named executive officers, other than the service agreements with Mr. Smith. In addition, none of our outstanding equity awards include provisions for accelerated vesting upon a change in control of our company or termination of employment following such a change in control.

Under the terms of Mr. Smith's employment agreements, he is entitled to three months written notice before any termination would take effect.

We do not have any ongoing obligation to provide post-termination benefits to our named executive officers after termination of employment. However, on August 5, 2020, we entered into a Separation and Release of Claims Agreement with Mr. Kotzé (the "Separation Agreement"). For more information, see "Certain Relationships and Related Transactions - Separation Arrangement with Mr. Kotzé".

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Separation Arrangement with Mr. Kotzé

 On August 5, 2020, we entered into a Separation Agreement with Mr. Kotzé. The Separation Agreement provides for certain payments and other benefits to Mr. Kotzé, including without limitation, the following: (a) a severance payment of two months' salary, or $120,167, less applicable withholdings and deductions; and (b) the vesting of 66,800 shares of time-based restricted stock granted to Mr. Kotzé in February 2020. In addition, the Separation Agreement includes a general release and waiver of claims by Mr. Kotzé related to Mr. Kotzé's employment with us.

 On August 5, 2020, as contemplated by the Separation Agreement, we entered into a Consulting Agreement (the "Kotzé Consulting Agreement") with Mr. Kotzé. Under the Kotzé Consulting Agreement, Mr. Kotzé will provide consulting services to the Company as an independent contractor as requested by us for a period of up to six months following the lapse of the two-month post-notice period after his departure (i.e., December 1, 2020 through May 31, 2021). We will pay Mr. Kotzé $30,000 per month for such services.

Consulting Agreement with Ali Mazanderani

On August 5, 2020, we entered into a Consulting Agreement with Mr. Mazanderani (the "Mazanderani Consulting Agreement") pursuant to which Mr. Mazanderani will, among other things, consult with the Board and the Chief Executive Officer for a period of two years on matters regarding our strategy. Mr. Mazanderani has extensive experience in global fintech businesses, including in several of the Company's principal geographies and product lines.

Pursuant to the terms of the Mazanderani Consulting Agreement Mr. Mazanderani will receive $200,000 per year (the "Consulting Fee"), will be eligible for a short-term incentive bonus of up to 100% of the Consulting Fee, subject to the achievement of certain pre-determined performance targets, and was granted an option to purchase 150,000 shares of our common stock at an exercise price of $3.50 per share, pursuant to our stock incentive plan.

Familial Relationships

There are no familial relationships among any of our directors or executive officers.

Policy Agreement with IFC Investors and Cooperation Agreement with VCP

Pursuant to the Policy Agreement, dated April 11, 2016 (the "Policy Agreement"), between International Finance Corporation, IFC African, Latin American and Caribbean Fund, LP, IFC Financial Institutions Growth Fund, LP, and Africa Capitalization Fund, Ltd. (collectively, the "IFC Investors") and us, the IFC Investors are entitled to designate one nominee to our Board. The IFC Investors are currently not exercising their right. In addition, pursuant to the Policy Agreement, the IFC Investors have been granted certain rights, including the right to require us to repurchase any shares we have sold to them upon the occurrence of specified triggering events, which we refer to as a "put right."

Events triggering the put right relate to (1) us being the subject of a governmental complaint alleging, a court judgment finding or an indictment alleging that we (a) engaged in specified corrupt, fraudulent, coercive, collusive or obstructive practices; (b) entered into transactions with targets of economic sanctions; or (c) failed to operate our business in compliance with anti-money laundering or anti-terrorism laws; or (2) we reject a bona fide offer to acquire all of our outstanding shares at a time when we have in place or implement a shareholder rights plan, or adopt a shareholder rights plan triggered by a beneficial ownership threshold of less than twenty percent. The put price per share will be the higher of the price per share paid to us by the IFC Investors and the volume-weighted average price per share prevailing for the 60 trading days preceding the triggering event, except that with respect to a put right triggered by rejection of a bona fide offer, the put price per share will be the highest price offered by the offeror.

Pursuant to a Cooperation Agreement, dated May 13, 2020 (the "Cooperation Agreement"), between VCP and us, VCP is entitled to designate one nominee to our Board. VCP has designated Mr. A.C. Ball as its nominee to our Board. In addition, pursuant to the Cooperation Agreement, VCP has agreed to refrain from acquiring more than 19.9% of our outstanding common stock or taking certain actions, including acting in concert with others, that could result in a change of control of our Company. These restrictions remain in effect through the date of our 2021 annual meeting of shareholders.

Independent Director Agreements

We have entered into independent director agreements with each of our independent directors, providing for, among other things, the terms of each director's service, compensation and liability.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. These agreements require us to indemnify them, to the fullest extent authorized or permitted by applicable law, including the Florida Business Corporation Act, for certain liabilities to which they may become subject as a result of their affiliation with us.

Review, Approval or Ratification of Related Person Transactions

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Mr. Smith is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:

  the nature of the related person's interest in the transaction;
  the material terms of the transaction, including, without limitation, the amount and type of transaction;
  the importance of the transaction to the related person;
  the importance of the transaction to us;
  whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
  any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte for the fiscal years ended June 30, 2020 and 2019.

	2020 $ '000	2019 $ '000
Audit Fees	2,117	3,441
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

Audit Fees - This category includes the audit of our annual consolidated financial statements on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, the required audit of management's assessment of the effectiveness of our internal control over financial reporting and the auditors' independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees - This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees." There were no such fees paid in the fiscal years ended June 30, 2020 or 2019.

Tax Fees - This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return review and technical tax advice. There were no such fees paid in the fiscal years ended June 30, 2020 or 2019.

All Other Fees - This category consists of miscellaneous fees that are not otherwise included in the previous three categories. There were no such fees paid in the fiscal years ended June 30, 2020 or 2019.

Pre-Approval of Audit and Non-Audit Services

Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal years 2020 and 2019, all of the services provided by Deloitte with respect to fiscal years 2020 and 2019 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of at least three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board, which is available on our website at www.net1.com. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Ms. Singh-Bushell and Messrs. Greenstreet and Pillay. The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Deloitte. Mr. Smith represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with Mr. Smith and Deloitte. The Audit Committee discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. These matters included a discussion of Deloitte's judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

Deloitte also provided the Audit Committee with the written disclosures and letter required by the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm's independence.

Based upon the Audit Committee's discussion with management and Deloitte and the Audit Committee's review of the representations of management and the disclosures by Deloitte to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2020, for filing with the SEC.

Audit Committee Ekta Singh-Bushell, Chairperson Ian O. Greenstreet Kuben Pillay

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of September 25, 2020, information about beneficial ownership of our common stock by:

  each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;

  each of our current directors and named executive officers; and

  all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 57,113,925 shares of common stock outstanding as of September 25, 2020. All shares of common stock, including that common stock underlying stock options that are presently exercisable or exercisable within 60 days after September 25, 2020 (which we refer to as being currently exercisable) by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority.

Except as otherwise noted, each shareholder's address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Corner of Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

Name	Shares of Common Stock Beneficially Owned
	Number	%
Antony C. Ball	-	*
Ian O. Greenstreet	-	*
Herman G. Kotzé(1)	895,701	1.56%
Jabu A. Mabuza	69,444	*
Ali Mazanderani	-	*
Philip S. Meyer(2)	424,645	*
Phil-Hyun Oh	7,500	*
Alasdair J.K. Pein(3)	86,440	*
Kuben Pillay	-	*
Nunthakumarin Pillay(4)	249,619	*
Ekta Singh-Bushell	7,000	*
Alex M.R. Smith (5)	172,817	*
Value Capital Partners (Pty) Ltd (6)	9,553,000	16.73%
IFC Investors and Related Entities(7)	7,881,142	13.80%
Directors and Executive Officers as a Group(8)	1,905,666	3.32%

*Less than one percent

(1) Comprises (i) 123,000 shares of common stock; (ii) 542,000 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (iii) options to purchase 230,701 shares of common stock, all of which were exercisable as of September 25, 2020. Pursuant to the Separation Agreement, upon Mr. Kotzé's September 30, 2020 separation; (x) 66,800 shares of restricted stock vested; (y) 475,200 shares of restricted stock were forfeited; and (z) all of Mr. Kotzé's options were forfeited.

(2) Comprises (i) 15,000 shares of common stock; (ii) 391,645 shares of common stock held by a company, of which Mr. Meyer is sole shareholder and has the power to vote and dispose of all of the shares held; and (iii) options to purchase 18,000 shares of common stock, all of which were exercisable as of September 25, 2020.

(3) Comprises (i) 29,061 shares of common stock; and (ii) 57,379 shares of common stock held by a trust, settled by Mr. Pein and of which he is a beneficiary.

(4) Comprises (i) 17,667 shares of common stock; (ii) 194,000 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (iii) options to purchase 37,952 shares of common stock, all of which were exercisable as of September 25, 2020.

(5) Comprises (i) 22,817 shares of common stock; (ii) 130,000 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (iii) options to purchase 20,000 shares of common stock, all of which were exercisable as of September 25, 2020.

(6) According to Amendment No. 1 to Schedule 13D filed by VCP with the SEC on May 20, 2020, VCP has sole voting and dispositive power over these securities. VCP's business address is 173 Oxford Road, 8th Floor, Rosebank, Gauteng, 2196, South Africa. Antony C. Ball is the non-executive chairman and one of three directors of VCP.

(7) According to Amendment No. 1 to Schedule 13D filed by the IFC Investors and related entities with the SEC on May 29, 2020: (a) International Finance Corporation ("IFC") beneficially owns an aggregate of 2,781,615 common shares as to which it has sole voting and dispositive power, (b) IFC African, Latin American and Caribbean Fund, LP ("ALAC") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (c) IFC African, Latin American and Caribbean Fund (GP) LLC ("ALAC GP") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (d) IFC Financial Institutions Growth Fund, LP ("FIG") beneficially owns an aggregate of 2,318,012 common shares as to which it has shared voting and dispositive power, and (e) IFC FIG Fund (GP), LLP ("FIG GP") beneficially owns an aggregate of 2,318,012 common shares as to which it has shared voting and dispositive power. Each of ALAC, a United Kingdom limited partnership, and FIG, a United Kingdom limited partnership, is primarily engaged in the business of investing in securities. ALAC GP, a Delaware limited liability company, is primarily engaged in the business of serving as the general partner of ALAC. FIG GP, a United Kingdom limited liability partnership, is primarily engaged in the business of serving as the general partner of FIG. Each of ALAC and FIG are funds managed by IFC Asset Management Company LLC, a wholly-owned subsidiary of IFC, that invests third party capital in conjunction with IFC investments. The business address of the aforementioned entities is 2121 Pennsylvania Avenue, Washington, D.C. 20433.

(8) Represents shares beneficially owned by our directors and executive officers as a group. Includes shares issuable upon exercise of options to purchase 306,653 shares of common stock, all of which are currently exercisable and 866,000 shares of restricted stock, the vesting of which is subject to certain conditions discussed above.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2020, is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.net1.com). In addition, the annual report (with exhibits) is available at the SEC's website (www.sec.gov).

Shareholder Proposals and Director Nominations for the 2021 Annual Meeting

Qualified shareholders who wish to have proposals presented at the 2021 annual meeting of shareholders must deliver them to us by June 7, 2021, in order to be considered for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act. Shareholders who intend to present an item of business for our 2021 annual meeting of shareholders (other than a proposal presented for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8) must provide notice of such business to us by June 7, 2021, as set forth more fully in Section 2.08 of our Amended and Restated By-Laws. Shareholders who wish to nominate one or more persons for election as directors must provide notice of such nominations to us by June 7, 2021, as set forth more fully in Section 4.16 of our Amended and Restated By-Laws. All proposals and nominations must be delivered to us at our principal executive offices at P.O. Box 2424, Parklands 2121, South Africa.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called "householding." Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which typically are mailed in early October of each year, by notifying us in writing at: Net 1 UEPS Technologies, Inc., P.O. Box 2424, Parklands 2121, South Africa, Attention: Net 1 UEPS Technologies, Inc. Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors, Jabu A. Mabuza Chairman
October 2, 2020

THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

NET1

VOTE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and FOR a ONE YEAR Frequency for Proposal 4.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Jabu A. Mabuza	☐	☐	02 - Alex M.R. Smith	☐	☐	03 - Antony C. Ball	☐	☐
04 - Ian O. Greenstreet	☐	☐	05 - Ali Mazanderani	☐	☐	06 - Kuben Pillay	☐	☐
07 - Ekta Singh-Bushell	☐	☐						

Proposal	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2021.	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
4. ADVISORY VOTE REGARDING WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION WILL OCCUR EVERY ONE, TWO OR THREE YEARS.	☐	☐	☐	☐

5. In their discretion to transact such other business and act upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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NET1

VOTE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Proxy for Shareholders Registered on South African Branch Register

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and FOR a ONE YEAR Frequency for Proposal 4.

1. ELECTION OF DIRECTORS. Nominees:

	For	Withhold		For	Withhold		For	Withhold
01 - Jabu A. Mabuza	☐	☐	02 - Alex M.R. Smith	☐	☐	03 - Antony C. Ball	☐	☐
04 - Ian O. Greenstreet	☐	☐	05 - Ali Mazanderani	☐	☐	06 - Kuben Pillay	☐	☐
07 - Ekta Singh-Bushell	☐	☐						

	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2021.	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. ADVISORY VOTE REGARDING WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION WILL OCCUR EVERY ONE, TWO OR THREE YEARS.	☐	☐	☐	☐

5. In their discretion to transact such other business and act upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

03BLOB